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                                                               Exhibit (a)(1)(m)


                                  TENNECO INC.
                                SUPPLEMENT TO THE
                         OFFER TO AMEND CERTAIN OPTIONS
                 THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                 11:59 P.M., EASTERN TIME, ON NOVEMBER 15, 2007
                 UNLESS THIS OFFER IS EXTENDED BY TENNECO INC.


         Tenneco Inc. hereby supplements and amends the Offer to Amend Certain Options dated September 25, 2007 and amended on October 3, 2007 (the "Offer to Amend") as follows:

Extension of Offer

         Throughout the Offer to Amend, all references to the expiration date of the offer, which was originally October 22, 2007, are amended to extend the expiration date of the offer until 11:59 p.m., Eastern Time, November 15, 2007. Until that time, if you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election with respect to all of these options.